Exhibit 21.1

Subsidiaries of NOVAGOLD RESOURCES INC.

Name of Subsidiary	Jurisdiction of Organization
NOVAGOLD Resources (Bermuda) Limited (100% owned by NOVAGOLD RESOURCES INC.)	Bermuda
NOVAGOLD (Bermuda) Alaska Limited (100% owned by NOVAGOLD Resources (Bermuda) Limited)	Bermuda
NOVAGOLD US Holdings Inc. (100% Preferred Stock owned by NOVAGOLD RESOURCES INC. and 100% Common Stock owned by NOVAGOLD (Bermuda) Alaska Limited)	Delaware
NOVAGOLD Resources Alaska, Inc. (100% owned by NOVAGOLD US Holdings Inc.)	Alaska
Donlin Gold LLC (50% owned by NOVAGOLD Resources Alaska, Inc.)	Alaska
NOVAGOLD USA, Inc. (100% owned by NOVAGOLD US Holdings Inc.)	Delaware
AGC Resources Inc. (100% owned by NOVAGOLD US Holdings Inc.)	Delaware